SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                   FORM 8-A/A
                                 AMENDMENT NO. 1



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                  EXOGEN, INC.
                                  ------------
               (Exact name of registrant as specified in charter)


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      Delaware                         0-26154                 22-3208468
(State of incorporation              (Commission              (IRS Employer
 or organization)                    File Number)            Identification No.)

      10 Constitution Avenue, P.O. Box 6860, Piscataway, New Jersey, 08855


       Registrant's telephone number, including area code: (732) 981-0990

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
                                (Title of Class)

                                      None
                               (Name of Exchange)

        Securities to be registered pursuant to Section 12(g) of the Act:



                         Preferred Share Purchase Rights
                                (Title of Class)

Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

                  On October 22, 1998, Exogen, Inc. (the "Company") amended its Rights Agreement, dated December 6, 1996 (the "Rights Plan"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors." This Amendment to the Rights Plan was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers decision has cast doubt on the legality under Delaware law of "Continuing Directors" provisions, also referred to as "dead-hand" provisions, in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "Continuing Directors" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "Continuing Directors" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A "Continuing Directors" provision provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Rights Plan differs in significant respects from the plan considered in the Toll Brothers case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Plan. The Amendment to the Rights Agreement is attached hereto as Exhibit 1 and is incorporated by reference herein.

Item 2.  Exhibits.
         ---------

1        Amendment to the Company's Rights Agreement.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




                                  EXOGEN, INC.




DATE:  March 22, 1999               By:    /s/ PATRICK A. MCBRAYER
                                           -----------------------
                                    Name:  Patrick A. McBrayer
                                    Title: President and Chief Executive Officer

                                  EXHIBIT INDEX


      Exhibit
      Number                      Document Description
      ------                      --------------------

         1           Amendment to the Company's Rights Agreement